Exhibit 99.1

INVESTOR RELATIONS: John Merriwether, 866-248-3872 InvestorRelations@amctheatres.com MEDIA CONTACTS: Ryan Noonan, (913) 213-2183 rnoonan@amctheatres.com

FOR IMMEDIATE RELEASE

AMC Entertainment Holdings, Inc. Reports

Fourth Quarter and Full Year 2020 Results

LEAWOOD, KANSAS - (March 10, 2021) -- AMC Entertainment Holdings, Inc. (NYSE: AMC) (“AMC” or “the Company”), today reported results for the fourth quarter and year ended December 31, 2020.

Fourth Quarter Summary Results

As of October 1, 2020, AMC had resumed operations at 467 of its domestic theatres, or approximately 78% of its domestic circuit, after having suspended operations for approximately five months beginning on March 17, 2020. During the fourth quarter ended December 31, 2020, in response to state and local government mandates related to a domestic resurgence of COVID-19, many of AMC’s 467 reopened U.S. theatres suspended operations. As of December 31, 2020, AMC was operating at 394 domestic theatres with limited seating capacities of between 20% and 40%, representing approximately 67% of domestic theatres and 61% percent of 2019 domestic same-theatre revenue.

Similarly, as of October 1, 2020, AMC had resumed operations at 321 leased and partnership international theatres, or approximately 90% of its international circuit, after having suspended operations at all international theatres for approximately four months beginning in late February 2020. During the fourth quarter ended December 31, 2020, in response to federal and local government mandates related to a global resurgence of COVID-19, nearly all of AMC’s international theatres suspended operations. As of December 31, 2020, AMC was operating at 109 international leased and partnership theatres, with limited seating capacities, representing approximately 30% of international theatres and 17% of 2019 international same-theatre revenue.

Adam Aron, CEO and President of AMC commented, “This past year has presented AMC with the most challenging market conditions in the 100-year history of the company. As unprecedented as these times have been, so too is the unprecedented drive and commitment of the AMC team to take swift and decisive actions to ensure our survival and our success. As we sit here today, we see that vaccinations are occurring in the United States at a brisk clip, our theatres in New York City have finally opened with theatres in Los Angeles likely opening shortly as well, blockbuster movie titles are currently scheduled to be released in significant quantity in the coming few months, and we have more than $1 billion of cash on hand. Taking these facts together, we have reason to be optimistic about AMC’s ability to get to the other side of this pandemic.”

Aron continued, “During the fourth quarter, more than 8 million U.S. and international patrons confidently returned to an AMC theatre, assured of their safety due, in large part, to the robust steps we have taken through our AMC Safe & Clean protocols, designed in consultation with Clorox and current and former faculty of Harvard University’s acclaimed School of Public Health, to ensure that we are reopening responsibly and with a focus on the health and safety of our guests and associates. The guest feedback we continue to receive is the highest we have seen for the cleanliness of our theatres, and I am grateful to our theatre crews for their focus and diligent efforts to successfully implement our safety protocols.”

Aron added, “Our most important single point of focus, after ensuring a safe and clean environment for our theatre guests and workforce, has been to strengthen AMC’s liquidity profile. Since March of 2020, we have raised approximately $2.2 billion of gross cash proceeds from new debt and equity capital, securing more than $1 billion of concessions from creditors and landlords, raising more than $80 million from asset sales and seeing $600 million of convertible notes convert from debt to equity. I am confident that the actions that we have taken have positioned us well to capitalize on pent-up demand for movie going as the rollout of vaccines accelerates. We look forward to returning to an environment of unfettered movie theatre access for our guests, and we are eager to showcase the sizable and widely anticipated slate of new films that our studio partners have to offer.”

Key Financial Results (presented in millions, except operating data)

	Quarter Ended December 31,			Year Ended December 31,
	2020	2019	Change	2020	2019	Change
GAAP Results*
Revenue	$162.5	$1,447.7	(88.8)%	$1,242.4	$5,471.0	(77.3)%
Net loss	$(946.1)	$(13.5)	$(932.6)	$(4,589.4)	$(149.1)	$(4,440.3)
Net cash provided by (used in) operating activities	$(357.9)	$368.8	$(726.7)	$(1,129.5)	$579.0	$(1,708.5)
Net loss for basic and diluted loss per share	$(6.21)	$(0.13)	$(6.08)	$(39.15)	$(1.44)	$(37.71)
Non-GAAP Results**
Total revenues (2020 constant currency adjusted)	$158.9	$1,447.7	(89.0)%	$1,242.1	$5,471.0	(77.3)%
Adjusted EBITDA	$(327.5)	$269.1	(221.7)%	$(999.2)	$771.4	(229.5)%
Adjusted EBITDA (2020 constant currency adjusted)	$(324.8)	$269.1	(220.7)%	$(995.7)	$771.4	(229.1)%
Adjusted free cash flow	$(358.6)	$303.1	$(661.7)	$(1,195.3)	$358.5	$(1,553.8)
Free cash flow	$(375.7)	$198.9	$(574.6)	$(1,303.3)	$60.9	$(1,364.2)
Adjusted diluted earnings (loss) per share	$(3.15)	$0.35	$(3.50)	$(16.15)	$(1.08)	$(15.07)
Operating Metrics
Attendance (in thousands)	8,092	92,563	(91.3)%	75,190	356,443	(78.9)%
U.S. markets attendance (in thousands)	4,820	62,319	(92.3)%	46,453	250,370	(81.4)%
International markets attendance (in thousands)	3,272	30,244	(89.2)%	28,737	106,073	(72.9)%
Average screens	7,231	10,656	(32.1)%	5,049	10,669	(52.7)%

* Please refer to the tables included later in this press release for definitions and full reconciliations of non-U.S. GAAP financial measures.

Balance Sheet, Cash and Liquidity

Cash at December 31, 2020 was $308.3 million excluding restricted cash of $13.1 million. AMC's top financial priority remains liquidity management. Accordingly, the Company implemented the following actions in 2020 and 2021:

●	During the first quarter, drew down approximately $325 million (full availability) under existing revolving credit facilities.
●	In April, issued $500 million of 10.5% first-lien notes due 2025.
●	Working with our landlords, vendors, studio, and other business partners to defer and/or abate significant expenses, including additional landlord negotiations to seek material reductions, abatements, and deferrals in our rent obligations.
●	Introduced an active cash management process, which, among other things, requires senior management approval of all outgoing payments.
●	In compliance with certain financial covenants related to our indebtedness, suspended shareholder cash returns, including the Company's stock repurchase program and dividend payments.
●	Refiled tax returns under new Coronavirus Aid, Relief and Economic Security (CARES) Act provisions that are expected to result in approximately $17.4 million of cash tax refunds and refundable alternative minimum tax credits. We received approximately $10.5 million of net cash tax refunds in 2020.
●	Availed ourselves of various government COVID relief programs in our European markets.
●	In July, successfully completed a debt exchange offer, which:
o	Reduced principal amount of debt by $555 million;
o	Reduced cash interest expense by $120 million in the first year following the exchange offer;
o	Extended maturities on approximately $1.7 billion of debt until 2026; and
o	Included issuance of $300 million of new 10.5% first-lien notes due 2026
●	In August, announced the signing of a definitive agreement to sell our Baltic region theatre locations for approximately $77 million. We received approximately $43.9 million of gross cash proceeds for this sale in 2020.
●	In September, launched an at-the-market (“ATM”) equity program to sell up to 15 million shares of Class A common stock, raising approximately $56.1 million.
●	In October 2020, updated our ATM program to sell an additional 15 million shares of Class A common stock, raising approximately $41.6 million as of the end of October.
●	In November 2020, updated our ATM program to sell an additional 20 million shares of Class A common stock, raising approximately $61.4 million as of the end of November.
●	In December 2020, updated our ATM program to sell an additional 200 million shares of Class A common stock, selling approximately 48.9 million shares of the 200 million shares authorized and raising approximately $130.8 million as of the end of December. This brings the total ATM equity raised in 2020 to $289.9 million before commissions and fees.
●	In December 2020, reduced debt by $104.5 million associated the conversion of $100 million of second lien debt into approximately 13.7 million shares Class A common stock, and received a commitment to receive an additional $100 million of cash in January 2021 from the issuance of new first-lien debt financing in exchange for approximately 8.2 million shares of Class A Common stock.
●	In January 2021, updated the ATM program to sell an additional 50 million shares of Class A common stock and completed the sale of all remaining shares authorized under the December 2020, 200 million share authorization, raising approximately $579.8 million as of the end of January. This brings the total ATM equity raised in 2020 and 2021 to $869.7 million before commissions and fees.
●	In January 2021, the conversion by holders of all $600 million of the Company’s 2.95% Convertible Senior Secured Notes due 2026 into shares of the Company’s Class A common stock at a conversion price of $13.51 which resulted in the issuance of approximately 44.4 million shares and reduced annual cash interest expense by $17.7 million.
●	In February 2021, our wholly-owned international subsidiary Odeon Cinemas Group Limited (“Odeon”) entered into a new £140 million and €296 million term loan facility agreement. Which provided approximately $411 million of incremental debt capital after the paydown of approximately £90 million and €13 million on the Odeon Revolving Line of Credit.

Expense Management

The Company has taken and continues to take significant steps to reduce expenses by eliminating non-essential costs, including the following:

●	Implemented measures to reduce employment costs, including:
o	While theatre operations were suspended, furloughs of all corporate and theatre level employees
o	Cancellation of pending annual merit pay increases.
o	Elimination or reduction of non-healthcare benefits, including 401(K) match.
o	Elimination of approximately 176 corporate-level positions;
●	Similar efforts to reduce employment costs were undertaken internationally consistent with applicable laws across the jurisdictions in which the Company operates;
●	Nearly all outside contractor roles have been eliminated;
●	Limited non-essential operating expenditures, including marketing, promotion, and travel and entertainment expenses;
●	Terminated or deferred all non-essential capital expenditures to minimum levels necessary while theatres are operating for limited hours or closed; and

●	Initiated a significant corporate-wide cost-saving and efficiency enhancement program that positions AMC for sustainable profitable growth as we emerge from the impact of the COVID-19 crisis.

Theatre Reopenings Update

During the fourth quarter the Company welcomed millions of guests to its theatres as soon as it was safe to do so and permissible under local, state or provincial as well as national guidelines.

During the fourth quarter, as a result of a resurgence of COVID-19 cases in many of our international markets, national or regional lockdowns were mandated. As a result, we closed many of our previously reopened theatres in compliance with the lockdown requirements.

On February 22, 2021, New York State authorized the reopening of theatres in New York City after almost a year of theatres being closed. Under limits, including a 25% seating capacity and a maximum number of 50 people per screen, AMC opened all 13 of its New York City theatres on March 5, 2021.

Similarly, as COVID-19 statistics continue to improve, certain areas in California have moved into a less restrictive status for business operations, and AMC also reopened five theatres in San Francisco and Santa Clara counties on March 5, 2021.

As of March 5, 2021, AMC was operating approximately 527 of its 589 domestic locations, and approximately 78 of its 356 international locations. In regions where theatres are not yet able to open, AMC continues to have productive discussions with local and state authorities about the appropriate timing for a resumption of operations.

Upon returning to the movies, AMC guests experience AMC’s comprehensive health and sanitation program: AMC Safe & Clean, which was developed under advisement of current & former faculty of Harvard University’s prestigious School of Public Health as well as the No. 1 U.S. cleaning brand, The Clorox Company.

AMC Safe & Clean components include significant reductions in the maximum tickets available for each showtime and seat blocking in reserved seating auditoriums to allow for appropriate social distancing between parties. Enhanced cleaning procedures are also key components to the program and include extra time between showtimes to allow for a full, thorough cleaning, nightly disinfecting, the use of high tech HEPA vacuums, and upgraded air filtration efforts including the use of MERV 13 filters wherever possible. Guest and associate safety protocols include mandatory mask wearing by all guests and associates and the recommended use of disinfectant wipes and hand sanitizing stations which can be found throughout the theatres.

Non-cash Impairment Charges:

During the quarter ended December 31, 2020, the Company recorded $466.1 million of non-cash impairment charges related to long lived assets, indefinite-lived and definite-lived intangible assets and goodwill.

The impairment test for goodwill involves estimating the fair value of the reporting unit and comparing that value to its carrying value. The suspension of operations during much of 2020 and the further delay or cancellation of film releases are two of several factors considered when making this evaluation.

Webcast Information

The Company will host a webcast for investors and other interested parties beginning at 4:00 p.m. CST/5:00 p.m. EST on Wednesday, March 10, 2021. To listen to the webcast, please visit the investor relations section of the AMC website at www.investor.amctheatres.com for a link. Investors and interested parties should go to the website at least 15 minutes prior to the call to register, and/or download and install any necessary audio software.

An archive of the webcast will be available on the Company’s website after the call for a limited time.

About AMC Entertainment Holdings, Inc.

AMC is the largest movie exhibition company in the United States, the largest in Europe and the largest throughout the world with approximately 950 theatres and 10,500 screens across the globe. AMC has propelled innovation in the exhibition industry by: deploying its Signature power-recliner seats; delivering enhanced food and beverage choices; generating greater guest engagement through its loyalty and subscription programs, web site and mobile apps; offering premium large format experiences and playing a wide variety of content including the latest Hollywood releases and independent programming. For more information, visit www.amctheatres.com.

Website Information

This press release, along with other news about AMC, is available at www.amctheatres.com. We routinely post information that may be important to investors in the Investor Relations section of our website, www.investor.amctheatres.com. We use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD, and we encourage investors to consult that section of our website regularly for important information about AMC. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document. Investors interested in automatically receiving news and information when posted to our website can also visit www.investor.amctheatres.com to sign up for email alerts.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the federal securities laws. In many cases, these forward-looking statements may be identified by the use of words such as “will,” “may,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “projects,” “goals,” “objectives,” “targets,” “predicts,” “plans,” “seeks,” and variations of these words and similar expressions. Examples of forward-looking statements include statements we make regarding the impact of COVID-19, future attendance levels and our liquidity. Any forward-looking statement speaks only as of the date on which it is made. These forward-looking statements may include, among other things, statements related to AMC’s current expectations regarding the performance of its business, financial results, liquidity and capital resources, and the impact to its business and financial condition of, and measures being taken in response to, the COVID-19 virus, and are based on information available at the time the statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks, trends, uncertainties and other facts that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These risks, trends, uncertainties and facts include, but are not limited to, risks related to: AMC’s ability to obtain additional liquidity, which if not realized or insufficient to generate the material amounts of additional liquidity that will be required unless it is able to achieve more normalized levels of operating revenues, likely would result with AMC seeking an in-court or out-of-court restructuring of its liabilities; the potential impact of AMC’s existing or potential lease defaults; the impact of the COVID-19 virus on AMC, the motion picture exhibition industry, and the economy in general, including AMC’s response to the COVID-19 virus related to suspension of operations at theatres, personnel reductions and other cost-cutting measures and measures to maintain necessary liquidity and increases in expenses relating to precautionary measures at AMC’s facilities to protect the health and well-being of AMC’s customers and employees; AMC’s significant indebtedness, including its borrowing capacity and its ability to meet its financial maintenance and other covenants; the manner, timing and amount of benefit AMC receives under the CARES Act or other applicable governmental benefits and support; the impact of impairment losses; motion picture production and performance; AMC’s lack of control over distributors of films; intense competition in the geographic areas in which AMC operates; increased use of alternative film delivery methods or other forms of entertainment; shrinking exclusive theatrical release window; AMC Stubs A-List not meeting anticipated revenue projections; general and international economic, political, regulatory and other risks; limitations on the availability of capital; AMC’s ability to refinance its indebtedness on favorable terms; availability of financing upon favorable terms or at all; risks relating to impairment losses, including with respect to goodwill and other intangibles, and theatre and other closure charges; and other factors discussed in the reports AMC has filed with the SEC. Should one or more of these risks, trends, uncertainties or facts materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by the forward-looking statements contained herein. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. For a detailed discussion of risks, trends and uncertainties facing AMC, see the section entitled “Risk Factors” in AMC’s Form 10-K for the year ended December 31, 2020 filed with the SEC, and the risks, trends and uncertainties identified in its other public filings. AMC does not intend, and undertakes no duty, to update any information contained herein to reflect future events or circumstances, except as required by applicable law.

(Tables follow)

AMC Entertainment Holdings, Inc.

Consolidated Statements of Operations

Quarter and Year Ended December 31, 2020 and December 31, 2019

(dollars in millions, except share and per share data)

(unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Revenues
Admissions	$80.3	$877.0	$712.1	$3,301.3
Food and beverage	44.8	438.3	362.4	1,719.6
Other theatre	37.4	132.4	167.9	450.1
Total revenues	162.5	1,447.7	1,242.4	5,471.0

Operating costs and expenses
Film exhibition costs	24.2	434.5	322.7	1,699.1
Food and beverage costs	22.1	73.6	88.8	278.7
Operating expense, excluding depreciation and amortization below	192.2	427.4	856.0	1,686.6
Rent	207.9	241.2	884.1	967.8
General and administrative:
Merger, acquisition and other costs	21.6	4.3	24.6	15.5
Other, excluding depreciation and amortization below	65.4	26.1	156.7	153.0
Depreciation and amortization	132.6	112.9	498.3	450.0
Impairment of long-lived assets, indefinite-lived intangible assets and goodwill	466.1	84.3	2,513.9	84.3
Operating costs and expenses	1,132.1	1,404.3	5,345.1	5,335.0

Operating income (loss)	(969.6)	43.4	(4,102.7)	136.0
Other expense (income):
Other expense (income)	(116.4)	8.3	28.9	13.4
Interest expense:
Corporate borrowings	77.3	74.1	311.0	292.8
Finance lease obligations	1.4	1.6	5.9	7.6
Non-cash NCM exhibitor services agreement	9.9	10.0	40.0	40.4
Equity in (earnings) loss of non-consolidated entities	5.0	(6.4)	30.9	(30.6)
Investment expense (income)	6.1	2.7	10.1	(16.0)
Total other expense (income), net	(16.7)	90.3	426.8	307.6

Net loss before income taxes	(952.9)	(46.9)	(4,529.5)	(171.6)
Income tax provision (benefit)	(6.8)	(33.4)	59.9	(22.5)
Net loss	(946.1)	(13.5)	(4,589.4)	(149.1)
Less: Net loss attributable to noncontrolling interests	(0.3)	—	(0.3)	—
Net loss attributable to AMC Entertainment Holdings, Inc.	$(945.8)	$(13.5)	$(4,589.1)	$(149.1)

Diluted loss per share	$(6.21)	$(0.13)	$(39.15)	$(1.44)

Average shares outstanding diluted (in thousands)	152,307	103,850	117,212	103,832

Consolidated Balance Sheet Data (at period end):

(dollars in millions)

(unaudited)

	As of	As of
	December 31, 2020	December 31, 2019
Cash and cash equivalents	$308.3	$265.0
Corporate borrowings	5,715.8	4,753.4
Other long-term liabilities	241.3	195.9
Finance lease liabilities	96.0	99.9
Total AMC Entertainment Holdings, Inc.'s stockholders' equity (deficit)	(2,885.1)	1,214.2
Total assets	10,276.4	13,675.8

Consolidated Other Data:

(in millions, except operating data)

(unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
Consolidated	2020	2019	2020	2019
Net cash provided by (used in) operating activities	$(357.9)	$368.8	$(1,129.5)	$579.0
Net cash provided by (used in) investing activities	$0.2	$(167.7)	$(154.6)	$(516.1)
Net cash provided by (used in) financing activities	$247.8	$(40.0)	$1,330.3	$(112.9)
Adjusted free cash flow	$(358.6)	$303.1	$(1,195.3)	$358.5
Free cash flow	$(375.7)	$198.9	$(1,303.3)	$60.9
Capital expenditures	$(17.8)	$(169.9)	$(173.8)	$(518.1)
Screen additions	29	47	63	85
Screen acquisitions	—	6	14	70
Screen dispositions	194	29	593	210
Construction openings (closures), net	11	72	18	5
Average screens	7,231	10,656	5,049	10,669
Number of screens operated	6,048	11,041	6,048	11,041
Number of theatres operated	503	1,004	503	1,004
Number of circuit screens	10,543	11,041	10,543	11,041
Number of circuit theatres	950	1,004	950	1,004
Circuit Screens per theatre	11.1	11.0	11.1	11.0
Attendance (in thousands)	8,092	92,563	75,190	356,443

Segment Other Data:

(in millions, except per patron amounts and operating data)

(unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Other operating data:
Attendance (patrons, in thousands):
U.S. markets	4,820	62,319	46,453	250,370
International markets	3,272	30,244	28,737	106,073
Consolidated	8,092	92,563	75,190	356,443

Average ticket price (in dollars):
U.S. markets	$9.96	$9.85	$9.81	$9.54
International markets	$9.87	$8.69	$8.93	$8.61
Consolidated	$9.92	$9.47	$9.47	$9.26

Food and beverage revenues per patron (in dollars):
U.S. markets	$6.51	$5.33	$5.56	$5.38
International markets	$4.09	$3.51	$3.62	$3.50
Consolidated	$5.53	$4.74	$4.82	$4.82

Average Screen Count (month end average):
U.S. markets	5,952	7,998	3,715	8,000
International markets	1,279	2,658	1,334	2,669
Consolidated	7,231	10,656	5,049	10,669

Segment Information:

(unaudited, in millions)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Revenues
U.S. markets	$102.4	$1,024.1	$826.7	$4,023.2
International markets	60.1	423.6	415.7	1,447.8
Consolidated	$162.5	$1,447.7	$1,242.4	$5,471.0

Adjusted EBITDA
U.S. markets	$(263.7)	$179.8	$(768.2)	$575.6
International markets	(63.8)	89.3	(231.0)	195.8
Consolidated	$(327.5)	$269.1	$(999.2)	$771.4

Capital Expenditures
U.S. markets	$9.8	$125.5	$109.9	$369.4
International markets	8.0	44.4	63.9	148.7
Consolidated	$17.8	$169.9	$173.8	$518.1

Reconciliation of Adjusted EBITDA (1):

(dollars in millions)

(unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Net loss	$(946.1)	$(13.5)	$(4,589.4)	$(149.1)
Plus:
Income tax provision (benefit)	(6.8)	(33.4)	59.9	(22.5)
Interest expense	88.6	85.7	356.9	340.8
Depreciation and amortization	132.6	112.9	498.3	450.0
Impairment of long-lived assets, definite and indefinite-lived intangible assets and goodwill (2)	466.1	84.3	2,513.9	84.3
Certain operating expenses (3)	(11.8)	4.7	(9.4)	14.8
Equity in (earnings) loss of non-consolidated entities (4)	5.0	(6.4)	30.9	(30.6)
Cash distributions from non-consolidated entities (5)	—	18.8	17.4	35.8
Attributable EBITDA (6)	1.1	1.2	0.2	5.0
Investment expense (income)	6.1	2.7	10.1	(16.0)
Other expense (income) (7)	(96.6)	8.7	66.9	13.3
Other non-cash rent (8)	(3.2)	6.2	(4.9)	25.7
General and administrative expense—unallocated:
Merger, acquisition and other costs (9)	21.6	4.3	24.6	15.5
Stock-based compensation expense (10)	15.9	(7.1)	25.4	4.4
Adjusted EBITDA (1)	$(327.5)	$269.1	$(999.2)	$771.4

Rent	$207.9	$241.2	$884.1	$967.8

1)	We present Adjusted EBITDA as a supplemental measure of our performance. We define Adjusted EBITDA as net earnings (loss) plus (i) income tax provision (benefit), (ii) interest expense and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance and to include attributable EBITDA from equity investments in theatre operations in International markets and any cash distributions of earnings from other equity method investees. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Adjusted EBITDA is a non-U.S. GAAP financial measures commonly used in our industry and should not be construed as an alternative to net earnings (loss) as an indicator of operating performance (as determined in accordance with U.S. GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and estimate our value.

Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. For example,

Adjusted EBITDA:

●	does not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments;

●	does not reflect changes in, or cash requirements for, our working capital needs;

●	does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt;

●	excludes income tax payments that represent a reduction in cash available to us; and

●	does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future.

2)	During the quarter ended December 31, 2020, we recorded goodwill non-cash impairment charges of $405.3 million related to the enterprise fair values of our International Theatres reporting unit. During the quarter ended December 31, 2020, we recorded non-cash impairment charges related to its long-lived assets of $43.0 million on 45 theatres in the U.S. markets with 530 screens which were related to property, net, operating lease right-of-use assets, net and other long-term assets and $15.5 million on 21 theatres in the International markets with 218 screens. We recorded non-cash impairment charges related to indefinite-lived intangible assets of $2.1 million and $0.2 million related to the Odeon and Nordic tradenames, respectively, in the International Theatres reporting unit during the quarter ended December 31, 2020. During the quarter ended December 31, 2019, we recorded non-cash impairment of long-lived assets of $76.6 million on 40 theatres in the U.S. markets with 512 screens and $7.7 million on 14 theatres with 148 screens in the International markets.

During the year ended December 31, 2020, we recorded goodwill non-cash impairment charges of $1,276.1 million and $1,030.3 million related to the enterprise fair values of our Domestic Theatres and International Theatres reporting units, respectively. During the year ended December 31, 2020, we recorded non-cash impairment charges related to our long-lived assets of $152.5 million on 101 theatres in the U.S. markets with 1,139 screens which were related to property, net, operating lease right-of-use assets, net and other long-term assets and $25.4 million on 37 theatres in the International markets with 340 screens which were related to property, net and operating lease right-of-use assets, net. We recorded non-cash impairment charges related to our indefinite-lived intangible assets of $12.5 million and $2.7 million related to the Odeon and Nordic tradenames, respectively, in the International Theatres reporting unit during the year ended December 31, 2020. We also recorded non-cash impairment charges of $14.4 million related to its definite-lived intangible assets in the Domestic Theatres reporting unit during the year ended December 31, 2020. During the year ended December 31, 2019, we recorded non-cash impairment of long-lived assets of $76.6 million on 40 theatres in the U.S. markets with 512 screens and $7.7 million on 14 theatres with 148 screens in the International markets.

3)	Amounts represent preopening expense related to temporarily closed screens under renovation, theatre and other closure expense for the permanent closure of screens including the related accretion of interest, non-cash deferred digital equipment rent expense, and disposition of assets and other non-operating gains or losses included in operating expenses. The Company has excluded these items as they are non-cash in nature or are non-operating in nature.

4)	Equity in (earnings) loss of non-consolidated entities was primarily due to equity in earnings from DCIP of $4.6 million for the quarter ended December 31, 2020, compared to equity in earnings from DCIP of $4.3 million for the quarter ended December 31, 2019. Equity in (earnings) loss of non-consolidated entities was primarily due to equity in loss from DCIP of $14.5 million for the year ended December 31, 2020, compared to equity in earnings from DCIP of $25.4 million for the year ended December 31, 2019. During the quarter and year ended December 31, 2020, we recorded impairment losses in the International markets related to equity method investments of $8.6 million in equity in (earnings) loss of non-consolidated entities.

5)	Includes U.S. non-theatre distributions from equity method investments and International non-theatre distributions from equity method investments to the extent received. The Company believes including cash distributions is an appropriate reflection of the contribution of these investments to its operations.

6)	Attributable EBITDA includes the EBITDA from equity investments in theatre operators in certain international markets. See below for a reconciliation of the Company’s equity (earnings) loss of non-consolidated entities to attributable EBITDA. Because these equity investments are in theatre operators in regions where the Company holds a significant market share, the Company believes attributable EBITDA is more indicative of the performance of these equity investments and management uses this measure to monitor and evaluate these equity investments. The Company also provides services to these theatre operators including information technology systems, certain on-screen advertising services and our gift card and package ticket program.

Reconciliation of Attributable EBITDA

(dollars in millions)

(Unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Equity in (earnings) loss of non-consolidated entities	$5.0	$(6.4)	$30.9	$(30.6)
Less:
Equity in (earnings) loss of non-consolidated entities excluding International theatre joint ventures	4.4	(6.0)	27.4	(29.2)
Equity in earnings (loss) of International theatre joint ventures	(0.6)	0.4	(3.5)	1.4
Income tax provision	0.2	0.2	0.1	0.4
Investment expense (income)	0.2	(0.1)	(0.4)	(0.7)
Interest expense (income)	—	(0.1)	0.1	—
Depreciation and amortization	1.0	0.6	3.2	3.4
Other expense	0.3	0.2	0.7	0.5
Attributable EBITDA	$1.1	$1.2	$0.2	$5.0
7)	Other expense (income) for the quarter ended December 31, 2020 included a gain on extinguishment of the Second Lien Notes due 2026 of $93.6 million and financing related foreign currency transaction gains. During the quarter ended December 31, 2019, other expense (income) included a loss of $9.6 million related to the fair value adjustments of our derivative liability and derivative asset for the Convertible Notes due 2026.

Other expense (income) for the year ended December 31, 2020 included a loss of $109.0 million related to the fair value adjustments of our derivative liability and derivative asset for the Convertible Notes due 2026, financing fees related to the offers to exchange our existing subordinated notes for new second lien notes due 2026 of $39.3 million, and credit losses related to contingent lease guarantees of $15.0 million, partially offset by a gain on extinguishment of the Second Lien Notes due 2026 of $93.6 million and financing related foreign currency transaction losses. During the year ended December 31, 2019, the Company recorded a loss on repayment of indebtedness of $16.6 million and the financing related foreign currency transaction losses, partially offset by a gain of $5.8 million as a result of the decrease in fair value of our derivative liability and asset for the Convertible Notes due 2026.

8)	Reflects amortization of certain intangible assets reclassified from depreciation and amortization to rent expense and deferred rent benefit related to the impairment of right-of-use operating lease assets.

9)	Merger, acquisition and other costs are excluded as they are non-operating in nature.

10)	Stock-based compensation expense is non-cash or non-recurring expense included in General and Administrative: Other.

Reconciliation of Adjusted Free Cash Flow and Free Cash Flow (1)

(dollars in millions)

(unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019

Net cash provided by (used in) operating activities	$(357.9)	$368.8	$(1,129.5)	$579.0
Plus:
Merger, acquisition and other costs (2)	21.6	4.3	24.6	15.5
Less:
Maintenance capital expenditures (3)	10.6	52.5	46.8	129.5
Landlord contributions (5)	11.7	17.5	43.6	106.5
Adjusted free cash flow (1)	$(358.6)	$303.1	$(1,195.3)	$358.5

	Quarter Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019

Net cash provided by (used in) operating activities	$(357.9)	$368.8	$(1,129.5)	$579.0
Less: total capital expenditures	(17.8)	(169.9)	(173.8)	(518.1)
Free cash flow (1)	$(375.7)	$198.9	$(1,303.3)	$60.9

Reconciliation of Capital Expenditures:
Capital expenditures
Growth capital expenditures (4)	$6.1	$141.4	$85.6	$388.2
Maintenance capital expenditures (3)	10.6	52.5	46.8	129.5
Change in construction payables (6)	1.1	(24.0)	41.4	0.4
Total capital expenditures	$17.8	$169.9	$173.8	$518.1

1)	We present “Adjusted Free Cash Flow” and “Free Cash Flow” as supplemental measures of our liquidity. Management uses Adjusted Free Cash Flow measure and we believe it is helpful to investors as an indication of our ability to generate cash in-excess-of maintenance capital expenditures and certain other non-operating and costs and for other uses including repayment of our corporate borrowings and generating cash for growth opportunities. Adjusted Free Cash Flow is a non-U.S. GAAP financial measure and is defined as net cash provided by operating activities, plus merger, acquisition and other costs, less maintenance capital expenditures and landlord contributions. Adjusted free cash flow does not represent the residual cash flow available for discretionary expenditures. It should be considered in addition to, not a substitute for or superior to net cash provided by operating activities.

Free cash flow is an important financial measure for use in evaluating our liquidity, as it measures our ability to generate additional cash from our business operations. Free cash flow should be considered in addition to, rather than as a substitute for, net cash provided by operating activities as a measure of our liquidity. Additionally, our definition of free cash flow is limited and does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other obligations or payments made for business acquisitions. Therefore, we believe it is important to view free cash flow as supplemental to our entire statement of cash flows.

The term adjusted free cash flow and free cash flow may differ from similar measures reported by other companies. Also provided is a reconciliation of Capital Expenditures disclosed in the Consolidated Statement of Cash Flows made up of growth capital expenditures, maintenance capital expenditures and change in construction payables as further explanation of the components of adjusted free cash flow.

2)	Merger, acquisition and other costs are excluded as they are non-operating.

3)	Maintenance capital expenditures are amounts required to keep our existing theatres in compliance with regulatory requirements and in a sustainable good operating condition, including expenditures for repair of HVAC, sight and sound systems, compliance with ADA requirements and technology upgrades of existing systems.

4)	Growth capital expenditures are investments that enhance the guest experience and grow revenues and profits and include initiatives such as theatre remodels, acquisitions, newly built theatres, premium large formats, enhanced food and beverage offerings and service models and technology that enable efficiencies and additional revenue opportunities. We did not deduct these from adjusted free cash flow because they are discretionary, and the related benefits may not be fully reflected in our net cash provided by operating activities.

5)	Landlord contributions represent reimbursements in our strategic growth initiatives by our landlords.

6)	Change in construction payables are changes in amounts accrued for capital expenditures and are not deducted or added back to Adjusted Free Cash Flow and Free Cash Flow as they fluctuate significantly from period to period based on the timing of actual payments.

Select Consolidated Constant Currency Financial Data (see Note 11):

Quarter and Year Ended December 31, 2020

(dollars in millions) (unaudited)

	Quarter Ended			Year Ended
	December 31, 2020			December 31, 2020
	Constant Currency (11)			Constant Currency (11)
	US	International	Total	US	International	Total
Revenues
Admissions	$48.0	$30.4	$78.4	$455.5	$256.9	$712.4
Food and beverage	31.4	12.6	44.0	258.5	103.8	362.3
Other theatre	23.0	13.5	36.5	112.7	54.7	167.4
Total revenues	102.4	56.5	158.9	826.7	415.4	1,242.1

Operating costs and expenses
Film exhibition costs	14.8	8.9	23.7	223.0	100.2	323.2
Food and beverage costs	16.5	5.4	21.9	59.1	29.7	88.8
Operating expense	135.0	53.6	188.6	588.9	263.9	852.8
Rent	154.3	50.7	205.0	650.7	231.5	882.2
General and administrative:
Merger, acquisition and other costs	7.5	13.7	21.2	10.2	14.0	24.2
Other	47.5	17.0	64.5	97.8	58.3	156.1
Depreciation and amortization	99.5	31.4	130.9	374.5	122.3	496.8
Impairment of long-lived assets, definite and indefinite-lived intangible assets and goodwill	43.1	412.3	455.4	1,443.0	1,100.4	2,543.4
Operating costs and expenses	518.2	593.0	1,111.2	3,447.2	1,920.3	5,367.5

Operating loss	(415.8)	(536.5)	(952.3)	(2,620.5)	(1,504.9)	(4,125.4)
Other expense (income)	(96.5)	(18.2)	(114.7)	61.3	(31.3)	30.0
Interest expense	85.9	2.4	88.3	347.2	8.2	355.4
Equity in (earnings) loss of non-consolidated entities	(4.1)	8.8	4.7	17.6	13.0	30.6
Investment expense	6.1	—	6.1	10.2	0.9	11.1
Total other expense, net	(8.6)	(7.0)	(15.6)	436.3	(9.2)	427.1
Loss before income taxes	(407.2)	(529.5)	(936.7)	(3,056.8)	(1,495.7)	(4,552.5)
Income tax provision (benefit)	(5.3)	(1.5)	(6.8)	2.4	60.7	63.1
Net loss	$(401.9)	$(528.0)	$(929.9)	$(3,059.2)	$(1,556.4)	$(4,615.6)

Attendance	4,820	3,272	8,092	46,453	28,737	75,190
Average Screens	5,952	1,279	7,231	3,715	1,334	5,049
Average Ticket Price	$9.96	$9.29	$9.69	$9.81	$8.94	$9.47

Reconciliation of Consolidated Constant Currency Adjusted EBITDA (see Note 11):

Quarter and Year Ended December 31, 2020

(dollars in millions) (unaudited)

	Quarter Ended	Year Ended
	December 31, 2020	December 31, 2020
	Constant Currency (11)	Constant Currency (11)
Net loss	$(929.9)	$(4,615.6)
Plus:
Income tax provision (benefit)	(6.8)	63.1
Interest expense	88.3	355.4
Depreciation and amortization	130.9	496.8
Impairment of long-lived assets, definite and indefinite-lived intangible assets and goodwill (2)	455.4	2,543.4
Certain operating income (3)	(11.9)	(9.4)
Equity in loss of non-consolidated entities (4)	4.7	30.6
Cash distributions from non-consolidated entities (5)	—	17.4
Attributable EBITDA (6)	1.1	0.4
Investment expense	6.1	11.1
Other expense (income) (7)	(96.6)	66.3
Other non-cash rent (8)	(3.2)	(4.9)
General and administrative expense—unallocated:
Merger, acquisition and other costs (9)	21.2	24.2
Stock-based compensation expense (10)	15.9	25.5
Adjusted EBITDA (1)	$(324.8)	$(995.7)

Adjusted EBITDA (in millions) (1)
U.S. markets	$(263.8)	$(768.2)
International markets	(61.0)	(227.5)
Total Adjusted EBITDA	$(324.8)	$(995.7)

1)	We present Adjusted EBITDA as a supplemental measure of our performance. We define Adjusted EBITDA as net earnings (loss) plus (i) income tax provision (benefit), (ii) interest expense and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance and to include attributable EBITDA from equity investments in theatre operations in international markets and any cash distributions of earnings from other equity method investees. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Adjusted EBITDA is a non-U.S. GAAP financial measure commonly used in our industry and should not be construed as an alternative to net earnings (loss) as an indicator of operating performance (as determined in accordance with U.S. GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and estimate our value.

Adjusted EBITDA has important limitations as analytical tools, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. For example,

Adjusted EBITDA:

●	does not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments;

●	does not reflect changes in, or cash requirements for, our working capital needs;

●	does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt;

●	excludes income tax payments that represent a reduction in cash available to us; and

●	does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future.

2)	During the quarter ended December 31, 2020, we recorded goodwill non-cash impairment charges of $405.3 million related to the enterprise fair values of our International Theatres reporting unit. During the quarter ended December 31, 2020, we recorded non-cash impairment charges related to its long-lived assets of $43.0 million on 45 theatres in the U.S. markets with 530 screens which were related to property, net, operating lease right-of-use assets, net and other long-term assets and $15.5 million on 21 theatres in the International markets with 218 screens. We recorded non-cash impairment charges related to indefinite-lived intangible assets of $2.1 million and $0.2 million related to the Odeon and Nordic tradenames, respectively, in the International Theatres reporting unit during the quarter ended December 31, 2020.

During the year ended December 31, 2020, we recorded goodwill non-cash impairment charges of $1,276.1 million and $1,030.3 million related to the enterprise fair values of our Domestic Theatres and International Theatres reporting units, respectively. During the year ended December 31, 2020, we recorded non-cash impairment charges related to our long-lived assets of $152.5 million on 101 theatres in the U.S. markets with 1,139 screens which were related to property, net, operating lease right-of-use assets, net and other long-term assets and $25.4 million on 37 theatres in the International markets with 340 screens which were related to property, net and operating lease right-of-use assets, net. We recorded non-cash impairment charges related to our indefinite-lived intangible assets of $12.5 million and $2.7 million related to the Odeon and Nordic tradenames, respectively, in the International Theatres reporting unit during the year ended December 31, 2020. We also recorded non-cash impairment charges of $14.4 million related to its definite-lived intangible assets in the Domestic Theatres reporting unit during the year ended December 31, 2020.

3)	Amounts represent preopening expense related to temporarily closed screens under renovation, theatre and other closure expense for the permanent closure of screens including the related accretion of interest, non-cash deferred digital equipment rent, and disposition of assets and other non-operating gains or losses included in operating expenses. We have excluded these items as they are non-cash in nature or are non-operating in nature.

4)	Equity in (earnings) loss of non-consolidated entities was primarily due to equity in (earnings) loss from DCIP of $(4.6) million and $14.5 million for the quarter and year ended December 31, 2020, respectively. During the quarter and year ended December 31, 2020, we recorded impairment losses in the International markets related to equity method investments of $8.6 million in equity in (earnings) loss of non-consolidated entities.

5)	Includes U.S. non-theatre distributions from equity method investments and International non-theatre distributions from equity method investments to the extent received. We believe including cash distributions is an appropriate reflection of the contribution of these investments to our operations.

6)	Attributable EBITDA includes the EBITDA from equity investments in theatre operators in certain international markets. See below for a reconciliation of our equity (earnings) loss of non-consolidated entities to attributable EBITDA. Because these equity investments are in theatre operators in regions where we hold a significant market share, we believe attributable EBITDA is more indicative of the performance of these equity investments and management uses this measure to monitor and evaluate these equity investments. We also provide services to these theatre operators including information technology systems, certain on-screen advertising services and our gift card and package ticket program.

Reconciliation of Constant Currency Attributable EBITDA

(dollars in millions) (unaudited)

	Quarter Ended	Year Ended
	December 31,	December 31,
	2020	2020
	Constant Currency	Constant Currency
Equity in loss of non-consolidated entities	$4.8	$30.6
Less:
Equity in (earnings) loss of non-consolidated entities excluding international theatre joint ventures	4.3	27.4
Equity in loss of International theatre joint ventures	(0.5)	(3.2)
Income tax benefit	0.2	0.1
Investment income	0.2	(0.3)
Depreciation and amortization	1.0	3.3
Other expense	0.2	0.5
Attributable EBITDA	$1.1	$0.4

7)	Other expense (income) for the quarter ended December 31, 2020 included a gain on extinguishment of the Second Lien Notes due 2026 of $93.6 million and financing related foreign currency transaction gains. Other expense (income) for the year ended December 31, 2020 included a loss of $109.0 million related to the fair value adjustments of our derivative liability and derivative asset for the Convertible Notes due 2026, financing fees related to the offers to exchange our existing subordinated notes for new second lien notes due 2026 of $39.3 million, and credit losses related to contingent lease guarantees of $15.0 million, partially offset by a gain on extinguishment of the Second Lien Notes due 2026 of $93.6 million and financing related foreign currency transaction losses.

8)	Reflects amortization of certain intangible assets reclassified from depreciation and amortization to rent expense and deferred rent benefit related to the impairment of right-of-use operating lease assets.

9)	Merger, acquisition and other costs are excluded as it is non-operating in nature.

10)	Stock-based compensation expense is non-cash or non-recurring expense included in General and Administrative: Other.

11)	The International segment information for the quarter and year ended December 31, 2020 has been adjusted for constant currency. Constant currency amounts, which are non-GAAP measurements were calculated using the average exchange rate for the corresponding period for 2019. We translate the results of our international operating segment from local currencies into U.S. dollars using currency rates in effect at different points in time in accordance with U.S. GAAP. Significant changes in foreign exchange rates from one period to the next can result in meaningful variations in reported results. We are providing constant currency amounts for our international operating segment to present a period-to-period comparison of business performance that excludes the impact of foreign currency fluctuations.

Reconciliation of Adjusted Net Loss and Adjusted Loss Per Common share:

Quarter and Year Ended December 31, 2020 and December 31, 2019

(dollars in millions, except share and per share data)

(unaudited)

	Quarter Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2020	2019	2020	2019
Numerator:
Net loss attributable to AMC Entertainment Holdings, Inc.	$(945.8)	$(13.5)	$(4,589.1)	$(149.1)
Calculation of adjusted net earnings (loss) for basic and diluted loss per share:
Impairment of long-lived assets, definite and indefinite-lived intangible assets and goodwill	466.1	84.3	2,513.9	84.3
Marked-to-market loss on derivative asset	—	18.2	19.6	17.7
Marked-to-market (gain) loss on derivative liability	—	(8.6)	89.4	(23.5)
Tax expense for Spain and Germany valuation allowance	—	(41.5)	73.2	(41.5)
Adjusted net earnings (loss) for basic loss per share	$(479.7)	$38.9	$(1,893.0)	$(112.1)
Interest expense for Convertible Notes due 2026	—	8.4	—	—
Adjusted net earnings (loss) for diluted loss per share	$(479.7)	$47.3	$(1,893.0)	$(112.1)

Denominator (shares in thousands):
Weighted average shares for basic earnings (loss) per common share	152,307	103,850	117,212	103,832
Common equivalent shares for RSUs and PSUs	—	549	—	—
Common equivalent shares if converted: Convertible Notes due 2026	—	31,662	—	—
Weighted average shares for diluted earnings (loss) per common share	152,307	136,061	117,212	103,832

Adjusted basic earnings (loss) per common share	$(3.15)	$0.37	$(16.15)	$(1.08)
Adjusted diluted earnings (loss) per common share	$(3.15)	$0.35	$(16.15)	$(1.08)

We present adjusted net earnings (loss) for basic and diluted loss per share and adjusted basic and diluted net earnings (loss) per common share as supplemental measures of our performance. We have included these measures because we believe they provide management and investors with additional information that is helpful when evaluating our underlying performance and comparing our results on a year-over-year normalized basis. Adjusted net earnings (loss) for basic and diluted loss per share eliminates the impact of certain items that we do not consider indicative of our underlying operating performance. These adjustments are itemized above. Adjusted net earnings (loss) per (basic and diluted) common share is adjusted net earnings (loss) (for basic and diluted purposes) divided by weighted average basic and diluted shares outstanding. Weighted average shares for diluted purposes include common equivalents for RSUs, PSUs, and the conversion of our Convertible Notes due 2026 if dilutive. Adjusted net earnings (loss) for diluted earnings per share removes the interest expense on the Convertible Notes due 2026 if dilutive. The impact of RSUs, PSUs, conversion of Convertible Notes due 2026 and the interest expense on the Convertible Notes due 2026 was anti-dilutive in each period. You are encouraged to evaluate the adjustments itemized above and the reasons we consider them appropriate for supplemental analysis. In evaluating adjusted net earnings (loss) and adjusted net earnings (loss) per common share, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of adjusted net earnings (loss) and adjusted net earnings (loss) per common share (basic and diluted) should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Adjusted net earnings (loss) and adjusted net earnings (loss) per common share are non-U.S. GAAP financial measures and should not be construed as alternatives to net earnings (loss) and earnings (loss) per common share (basic and diluted) as indicators of operating performance (as determined in accordance with U.S. GAAP). Adjusted net earnings (loss) and adjusted net earnings (loss) per common share (basic and diluted) may not be comparable to similarly titled measures reported by other companies.

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